Exhibit 4.(iv)

DATA PAGE

Single Premium Index-Linked Deferred Annuity

CONTRACT DATA

Contract Number:	{1234567}
Annuitant/Age:	{John Doe/45}
Owner:	{Jane Doe}
{Joint Annuitant/Age:}	{Jane Doe/45}
{Joint Owner:}	{John Doe}
Contract Date:	{December 1, 2022}
Annuitization Date:	{December 1, 2072}
Premium Payment:	{$10,000.00}

CONTRACT CHARGES AND LIMITS

Transaction Fee:	For unscheduled partial surrenders: Currently {$00.00}, not to exceed the lesser of $25 or 2% of each unscheduled partial surrender after the 12th unscheduled partial surrender in a Contract Year.

Maximum Total Premium Payment:	[$2,000,000.00.]

Segment Minimums:	[$1,000]

Minimum Partial Surrender:	[$100.00]

Minimum Accumulated Value After A Partial Surrender:	[$2,000.00]

Minimum Accumulated Value To Initiate A Scheduled Partial Surrender:	[$5,000.00]

Guaranteed Minimum Interest Rate for Initial Holding Account:	[0.25%]

Current Interest Rate for Initial Holding Account:	[1.00%]

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Nonforfeiture Value: The Nonforfeiture Value is equal to 87.50% of the Premium Payments made, accumulated at the applicable Nonforfeiture Rate since the Contract Date, minus any amounts surrendered, accumulated at the applicable Nonforfeiture Rate since the date of Surrender. The Nonforfeiture Value only applies to the Initial Holding Account and Fixed Segment Options, if any.

Nonforfeiture Rate:	[0.15%]

The Nonforfeiture Rate will be calculated at the beginning of each calendar quarter by taking an average of selected 5-year Constant Maturity Treasury (CMT) rates, less 1.25%, rounded to the nearest 0.05%. The Nonforfeiture Rate will be no less than 0.15%, and no greater than 3.00%.

The CMT rates for six calendar months will be selected as the averaging period for Nonforfeiture Rate calculations. The averaging period will begin with the ninth calendar month prior to the beginning of the next calendar quarters and will end with the fourth calendar month prior to the beginning of the next calendar quarter. For example, the Nonforfeiture Rate for the calendar quarter beginning January 1 would be the average of the 5-year CMT rates during the months of April through September of the prior year.

The Nonforfeiture Rate implemented for any calendar quarter will be updated to reflect the most recent calculation only if the calculation results in a Nonforfeiture Rate that is more than 0.25% different, higher or lower, from the actual Nonforfeiture Rate applicable in the most recently concluded calendar quarter. We will automatically reset the Nonforfeiture Rate for calendar quarters beginning January 1 and July 1 equal to the actual calculation associated with that time.

Free Surrender Amount:

The greater of (A.) and (B.) where:

(A.)	is 10% of the total Premium Payment decreased by any partial surrenders and/or partial Annuitization made since the last Contract Anniversary; and
(B.)	is any amount distributed as a result of the Required Minimum Distribution (RMD) of the then current Federal Income Tax Regulation for this contract minus any partial Surrenders and/or partial Annuitization.

SURRENDER CHARGES

Completed Contract Years	Surrender Charge Percentage
0	8.00%
1	8.00%
2	7.00%
3	6.00%
4	5.00%
5	4.00%
6 and after	0.00%

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SEGMENT OPTIONS

[Rate Enhancement Fee:	[0.95%]]

[Fixed Segment Option]

Segment Term	Initial Interest Rate	Guaranteed Minimum Interest Rate
[1] Year[s]	[1.00]%	[0.25]%

[Buffer Segment Options]

Index	Segment Term	Buffer Rate	Initial Cap Rate	Initial Participation Rate	Minimum Cap Rate	Minimum Participation Rate
[S&P 500®]	[1] Year[s]	[10.00]%	[1.00]%	[10.00]%	[1.00]%	[10.00]%
[SG Smart Climate]	[1] Year[s]	[10.00]%	[1.00]%	[10.00]%	[1.00]%	[10.00]%
[S&P 500®]	[2] Year[s]	[10.00]%	[1.00]%	[10.00]%	[1.00]%	[10.00]%
[S&P 500®]	[6] Year[s]	[10.00]%	[10.00]%	[10.00]%	[10.00]%	[10.00]%
[Russell 2000®]	[6] Year[s]	[10.00]%	[10.00]%	[10.00]%	[10.00]%	[10.00]%
[EAFE]	[6] Year[s]	[10.00]%	[10.00]%	[10.00]%	[10.00]%	[10.00]%
[SG Smart Climate]	[6] Year[s]	[10.00]%	[10.00]%	[10.00]%	[10.00]%	[10.00]%

[Floor Segment Options]

Index	Segment Term	Floor Rate	Initial Cap Rate	Initial Participation Rate	Minimum Cap Rate	Minimum Participation Rate
[S&P 500®]	[1] Year[s]	[0.00]%	[1.00]%	[10.00]%	[1.00]%	[10.00]%
[S&P 500®]	[1] Year[s]	[10.00]%	[1.00]%	[10.00]%	[1.00]%	[10.00]%
[S&P 500®]	[6] Year[s]	[10.00]%	[10.00]%	[10.00]%	[10.00]%	[10.00]%

Bond Adjustment Index:	[the 6 year Point on the A Rated US Bloomberg Fair Value Curve]

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[S&P 500® Price Return Index

The S&P 500® (the “Index”) is a product of S&P- Dow Jones Indices LLC or its affiliates (“SPDJI”) and has been licensed for use by Principal Life Insurance Company. Standard & Poor’s® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holding LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Principal Life Insurance Company. It is not possible to invest directly in an Index, Principal Life Insurance Company’s Products are not sponsored, endorsed, sold, or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Principal Life Insurance Company’s Products or any member of the public regarding the advisability of investing in securities generally or in Principal Life Insurance Company’s products particularly or the ability of the S&P 500® to track general market performance. Past performance of an Index is not an indication or guarantee of future results. S&P Dow Jones Indices’ only relationship to Principal Life Insurance Company with respect to the S&P 500® is the licensing of the S&P 500® and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P 500® is determined, composed, and calculated by S&P Dow Jones Indices without regard to Principal Life Insurance Company or Principal Life Insurance Company’s Products. S&P Dow Jones Indices have no obligation to take the needs of Principal Life Insurance Company or the owners of Principal Life Insurance Company’s Products into consideration in determining, composing, or calculating the S&P 500®. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of Principal Life Insurance Company’s products or the timing of the issuance or sale of Principal Life Insurance Company’s products are to be converted into cash, surrendered, or redeemed, as the case may be. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing, or trading of Principal Life Insurance Company’s Product. There is no assurance that investment products based on the S&P 500® will accurately track Index performance or provide positive investment returns. S&P Dow Joes Indices LLC is not an investment advisor. Inclusion of a security within an Index is not a recommendation by S&P Dow Jones Indices to buy, sell or hold security, not is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE AS TO RESULTS TO BE OBTAINED BY PRINCIPAL LIFE INSURANCE COMPANY, OWNERS OF THE PRINCIPAL LIFE INSURANCE COMPANY’S PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBIITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND PRINCIPAL LIFE INSURANCE COMPANY, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.]

[Russell 2000® Price Return Index

Principal annuity products (the “Products”) have been developed solely by Principal Life Insurance Company. The Products are not in any way connected to or sponsored, endorsed, sold or promoted by the London Stock Exchange Group plc and its group undertaking (collectively, the “LSE Group”). FTSE Russell is a trading name of certain of the LSE Group companies.

All rights in the Russel 2000 Index (the “Index”) vest in the relevant LSE group company which owns the Index. “Russell®” and “Russell 2000®” are trademarks of the relevant LSE Group company and are used by any other LSE Group company under license.

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The Index is calculated by or on behalf of FTSE International Limited or its affiliate, agent, or partner. The LSE Group does not accept any liability whatsoever to any person arising out of (a) the use of, reliance on or any error in the Index or (b) investment in or operation of the Products. The LSE Group makes no claim, prediction, warranty, or representation either as to the results to be obtained from the Products or the suitability of the Index for the purpose to which it is being put by Principal Life Insurance Company. ]

[MSCI EAFE Price Return Index

THIS PRODUCT IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. (“MSCI”), ANY OF ITS AFFILIATES, AY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY PRINCIPAL LIFE INSURANCE COMPNY. NONE OF THE MSCI PARTIES MAKES ANY PREPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN PRODUCTS GENERALLY OR IN THIS PRODUCT PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS PRODUCT OR THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS PRODUCT TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THIS PRODUCT IS REDEEMABLE. FURHTER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THE PRODUCT OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS PRODUCT.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THE PRODUCT, OWNERS OF THE PRODUCT, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO EACH MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INDLCUING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBLITY OF SUCH DAMAGES.

No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contract MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.]

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[SG Smart Climate

The SG Smart Climate Index (Bloomberg Ticker: SGIXSMAC) is a rules-based index that aims to provide investment exposure to the performance of stocks of U.S. large-capitalization companies that are selected based on proprietary climate risk preparedness scores and certain environmental, social, and governance (ESG) exclusion filters. Climate risk generally refers to the risk of negative impacts on a company’s business or financial condition due to climate-related conditions around the globe or the transition to a lower carbon economy. The climate risk models used in connection with the Index seek to identify large U.S. companies that are more likely to perform well in future climate scenarios.

The Index is an “excess return” index. The Index’s return reflects the total return on an investment in the underlying component stocks (including reinvestment of all dividends, interest, and other income), less certain negative adjustments and deductions that reduce the performance of the Index. See “Performance Drags” below.

The sponsor of the Index and the Underlying SGI Index (as defined below) is Société Générale. The index calculator is S&P Opco, LLC (a subsidiary of S&P Dow Jones Indices LLC). The climate risk models used in connection with the Index are produced by Entelligent, Inc. Sustainalytics provides the data used to support the ESG exclusion filters. None of these companies are affiliated with Principal.]

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